Exhibit 10.2
conEdison, inc.

Robert Sanchez
President, Shared Services
Consolidated Edison Company of New York. Inc.

September 30, 2024

Mr. Kamran Ziaee

Dear Mr. Ziaee:

Con Edison is pleased to present its offer of employment as Senior Vice President and Chief Information Officer (“CIO”) at Consolidated Edison Company of New York, Inc. (“Con Edison”), effective on a date mutually agreed to by you and Con Edison, but not later than December 1, 2024 (the "Start Date"). Your primary work location will be at the principal executive offices of Con Edison in New York, New York, subject to travel for business purposes.

Your initial annual base salary will be $525,000, less applicable withholdings.

In addition, you will be eligible to receive a one-time sign-on bonus (the “Sign-On Bonus”) in the amount of $2,800,000, in three installments of $950,000. $950,000, and $900,000 respectively, less applicable withholding. The initial payment will be made in the first quarter of 2025 and the second and third payments will be made in the first quarter of 2026 and 2027, respectively, subject to your continued employment with Con Edison from the Start Date until the applicable payment date.

As a Con Edison officer, you will be eligible to participate in the Consolidated Edison, Inc. Executive Incentive Plan ("EIP") in accordance with the terms and conditions of the EIP. Your target EIP award opportunity will be 75% of your annual base salary. The 2025 EIP award is scheduled to be paid in the first quarter of calendar year 2026. The EIP and the LTIP (as defined below) awards are subject to annual approval by the Management Development and Compensation Committee of the Board of Directors/Trustees of Con Edison (the "Committee").

Since you are not eligible to receive a 2024 EIP award because your Start Date is after September 30, 2024, a one-time payment in the amount $460,000 will be paid to you in February 2025 (the “Additional Payment”) provided you are an active employee of Con Edison on the payment date.

If, at any time on or prior to the second anniversary of the Start Date for the Sign-On Bonus and the Additional Payment, respectively, you voluntarily terminate your employment or Con Edison terminates your employment for Cause, you will be required to reimburse Con Edison the gross amount, in full, of any such payment made, in a lump sum cash payment within 60 calendar days of the date of termination of your employment. If you do not repay the Sign-On Bonus or the Additional Payment, as

Exhibit 10.2
applicable, in full by the repayment deadline, Con Edison may offset any unpaid amount in accordance with applicable law. However, if your employment from Con Edison is terminated for Good Reason, such reimbursement will not be required, and you will receive any unpaid portion of the Sign-On Bonus within 60 days following your termination of employment. As used in this offer letter, “Cause” and “Good Reason” are defined in the Severance Program for Officers of Consolidated Edison, Inc. and its Subsidiaries.
You will also be eligible to participate in the Consolidated Edison, Inc. Long Term Incentive Plan (or successor plan) ("LTIP"), a program which provides equity-based incentive compensation, in accordance with the terms and conditions of the LTIP, with a target award opportunity of 200% of annual base salary, subject to annual Committee approval. You will be eligible for your first LTIP grant in the first quarter of calendar year 2025. Historically, LTIP grants vest over three years and are comprised of time-based and performance-based restricted stock units, but the amount, type and terms and conditions of the LTIP grants will be determined in the Committee's sole discretion. In addition, you are required to obtain two (2) times your base salary in stock ownership within five (5) years of employment measured from the January 1st following the commencement of your employment with Con Edison.

Compensation for this position includes a comprehensive benefits package including retirement benefits based on a Defined Contribution Pension formula and an employer match of up to six percent of your contributions to the Consolidated Edison Thrift Savings Plan which is Con Edison’s tax-qualified 401(k) plan. You will have use of a Con Edison vehicle and receive five (5) weeks of vacation with this year’s allotment being prorated.

As an executive, you will be subject to retirement by the end of the calendar year in which you turn sixty-five (65), in accordance with applicable law.

You will be eligible to participate in Con Edison's employee benefit plans, practices, policies and programs generally available to similarly situated employees of Con Edison as in effect from time to time and subject to their terms and conditions. Con Edison may review, adjust, modify, or suspend such plans, practices, policies and programs at any time and for any reason. Your eligibility will be determined under the terms and eligibility requirements of such plans, practices, policies and programs as in effect from time to time. Additional information regarding your benefits is available upon request and will also be provided during the on-boarding process.

You agree to observe and comply with the written rules, policies and procedures of Con Edison as in effect from time to time, including, without limitation, the Standards of Business Conduct and any other successor codes of conduct. You will also be subject to the forms and agreements set forth in the Corporate Policy Statement on Employee Developed Intellectual Property and Protection of Confidential Information.

Exhibit 10.2
You represent and warrant that your employment with Con Edison and the performance of your duties will not violate any obligations you may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other employer, person or entity.

Con Edison may withhold from any payments or benefits all federal, state and local employment and income taxes as Con Edison is required to withhold pursuant to any law or governmental rule or regulation, as determined by Con Edison in its sole discretion.

This offer is contingent upon your passing our pre-employment medical examination and background check. In addition, you must be in receipt of documents showing you are legally eligible to work in the United States.

You will be an employee at-will and this offer of employment does not constitute an employment contract. Employment at-will may be terminated with or without Cause and with or without notice at any time by you or Con Edison.

Welcome to the Con Edison team. I look forward to our working together in the future. Please respond to this offer letter by September 30, 2024. If you have any questions, call me at (212) 460-6064.

Sincerely,

/s/ Robert Sanchez
Robert Sanchez
President, Shared Services

Accepted: /s/ Kamran Ziaee                    Date: 9/30/2024